Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Dan Diaz
+1 (720) 332-5564
daniel.diaz@WesternUnion.com

Investors Contact:

Gary Kohn
+1 (720) 332-8276
gary.kohn@WesternUnion.com

WULF VON SCHIMMELMANN APPOINTED TO

WESTERN UNION BOARD OF DIRECTORS

ENGLEWOOD, CO. July 23, 2009 – The Western Union Company (NYSE: WU), a leader in global payment services, announced that Wulf von Schimmelmann was appointed today to the company’s Board of Directors.

Mr. von Schimmelmann, age 62, will serve on the corporate governance and compensation and benefits committees of the Board, effective July 24, 2009, to serve until the next annual election of directors. The appointment of Mr. von Schimmelmann increases the number of directors from nine to ten.

Mr. von Schimmelmann was the Chief Executive Officer of Deutsche Postbank AG from 1999 to June 2007. Deutsche Postbank, a Western Union Agent, is Germany’s largest retail bank and one of the largest commercial banks in the German market. Under his leadership, Deutsche Postbank grew to become the largest retail bank in Germany with almost 15 million customers.

“The addition of Wulf von Schimmelman continues to build on the very distinct and international character of Western Union’s Board of Directors,” said Jack M. Greenberg, Chairman of the Board of Western Union. “He has very strong credentials and accomplishments in the financial services arena and we are looking forward to his advice and counsel in the coming years as Western Union accelerates its offerings to consumers around the world.”

Prior to joining Deutsche Postbank in 1999, Mr. von Schimmelmann was a member of the Board of Managing Directors at BHF-Bank in Frankfurt am Main, where he was responsible for investment banking, payment transactions and corporate customers. Earlier, he was a board member at Landesgirokasse-Bank in Stuttgart, responsible for retail banking, strategic planning and controlling; and, was a partner at McKinsey & Co., working in Zurich, Cleveland, Kuwait and Dusseldorf.

Mr. von Schimmelmann currently serves as Chair of the Supervisory Board of Deutsche Postbank AG; a member of the Supervisory Board of Deutsche Telekom AG; a director of Accenture Ltd; a member of the Supervisory Board of Maxingvest AG; and as Chair of the Supervisory Board of BAWAG P.S.K.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta and Pago Facil branded payment services, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. Western Union, Vigo and Orlandi Valuta operate through a combined network of more than 385,000 Agent locations in 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

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